Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Fourth Quarter and Fiscal Year Ended April 30, 2021 and Recent Developments

-- Recorded Fourth Quarter Revenue of $27.6 Million and Annual Revenue of $95.9 Million --

-- Achieved Four Consecutive Quarters of Operational Profitability During Fiscal 2021 --

-- Signed Approximately $148 Million in New Business Orders and Achieved a Year-End Backlog of $118 Million During Fiscal 2021 , an 85% and 82% Increase Over Prior Year, Respectively --

-- Raised $138.5 Million Net in Successful Offering of 1.25% Convertible Senior Notes --

-- Project Fiscal 2022 Revenue of $115 to $117 Million, Representing 20% - 22% Growth Over Fiscal 2021 --

TUSTIN, Calif., June 29, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the fourth quarter and full fiscal year 2021, ended April 30, 2021.

Highlights Since January 31, 2021

“Fiscal 2021 was a very strong year for Avid.  During the year, revenues increased by 61% as compared to fiscal 2020 and gross margins were significantly improved from 7% to more than 30%.  During fiscal 2021 we signed eight new customers, and during the fourth quarter we successfully completed FDA inspections for two product approvals with zero 483 observations. During fiscal 2021, we generated more than $31 million in cash from operations, and for the first time, we achieved four consecutive quarters of operational profitability.  Beyond our operational successes, Avid’s financial position was significantly strengthened during the year by both new and existing investors who demonstrated support for Avid's strategy through two separate offerings which were completed in the third and fourth quarters of fiscal 2021, raising combined net proceeds of $170.6 million. Further, as a sign of the momentum we have moving into the next year, we ended fiscal 2021 with a backlog of $118 million, the majority of which we expect to recognize during fiscal 2022. Given this backdrop, I am pleased to report that we expect to record revenue of between $115 million and $117 million in fiscal 2022, representing growth of approximately 20% - 22% as compared to fiscal 2021,” stated Nicholas Green, president and chief executive officer of Avid Bioservices.

“The growth experienced during fiscal 2021 made it increasingly evident that an expansion of our capacity is required not only to best service our existing customers who are advancing products through the clinical development process toward commercialization, but to also maintain our competitive advantage in attracting new customers seeking capacity today. As discussed previously, Avid has initiated a two-phased expansion plan which was designed to bring incremental capacity online by the end of calendar 2021, and significantly more capacity in calendar 2022. I am very pleased to report that both phases are underway and advancing according to plan, and we look forward to reporting progress on this effort in the coming quarters. Given this work, it is important to note that our annual maintenance shutdowns that are usually conducted back-to-back in Q2, will be amended slightly this year with the Myford shutdown taking place in Q3 to accommodate our expansion schedule.

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“Looking ahead into fiscal 2022, we expect these expansion investments, combined with ongoing investments in the recruitment, training and retention of our workforce, to result in a continued strengthening of our core business, opening doors to new opportunities for growth. Given the expectation of increasing demand, our additional planned capacity and a strong balance sheet, we will not only be able to best support additional customers working to develop mammalian drug products, but we look forward to strategically evaluating adjacent and/or strategic business expansions that may create value for Avid and our customers.

“The exceptional execution of our team during fiscal 2021 was transformative, bringing Avid to a position of operational and financial strength. We look forward to the many opportunities that lie ahead.”

Financial Highlights and Guidance

•	The company is providing revenue guidance for the full fiscal year 2022 of $115 million to $117 million.

•	Revenues for the fourth quarter of fiscal 2021 were $27.6 million, more than double the revenues of $12.6 million recorded during the fourth quarter of fiscal 2020. For the full fiscal year 2021, revenues were $95.9 million, a 61% increase as compared to revenues of $59.7 million in the prior year period. The increases in revenue for both the fourth quarter and full fiscal year 2021 were primarily due to the growth in the number and scope of in-process and completed manufacturing runs, as well as an increase in the number of process development projects during the periods. Additionally, as previously disclosed, fourth quarter and full fiscal year 2020 manufacturing revenue was impacted by a production interruption.

•	As of April 30, 2021, revenue backlog was $118 million, an increase of 82% compared to $65 million at the end of last fiscal year. The company expects to recognize the majority of this backlog during fiscal 2022.

•	Gross margin for the fourth quarter of fiscal 2021 was 29% compared to a gross margin of negative 10% for the fourth quarter of fiscal 2020. Gross margin for the full fiscal year 2021 was 31% compared to 7% in the prior year period. The increases in gross margin during both the fourth quarter and full fiscal year 2021 were primarily from higher plant utilization resulting from higher manufacturing and process development revenues during the periods. Additionally, full fiscal year 2020 gross profit was impacted by certain costs associated with the production interruption noted above, which costs which did not recur during fiscal 2021.

•	Selling, general and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2021 were $5.1 million, an increase of 43% compared to $3.5 million recorded for the fourth quarter of fiscal 2020. For the full fiscal year 2021, SG&A expenses were $17.1 million, an 18% increase compared to $14.5 million for the prior year. The increases in SG&A during both the fourth quarter and full fiscal year 2021 were primarily due to increases in payroll related costs, including stock-based compensation.

•	During the fourth quarter of fiscal 2021, Avid redeemed its outstanding 10.5% Series E Convertible Preferred Stock. This redemption resulted in a one-time charge of $3.4 million, which was unrelated to operations, and recorded as a reduction to net income attributable to common stockholders. As a result, for the fourth quarter of fiscal 2021, the company recorded a net loss attributable to common stockholders of approximately $2.7 million or $0.04 per basic and diluted share, as compared to a net loss attributable to common stockholders of $6.2 million or $0.11 per basic and diluted share, for the fourth quarter of fiscal 2020. However, when adjusting for the one-time redemption charge, Avid would have recorded net income attributable to common stockholders of approximately $0.8 million, or $0.01 per basic and diluted share, during the fourth quarter of fiscal 2021, marking the company’s fourth consecutive quarter of net income attributable to common stockholders. For the full fiscal year 2021, the company recorded net income attributable to common stockholders of $3.3 million or $0.06 per basic and diluted share, compared to net loss attributable to common stockholders of $15.2 million or $0.27 per share, for fiscal 2020. Excluding the one-time redemption charge, Avid would have recorded net income attributable to common stockholders of approximately $6.8 million or $0.12 and $0.11 per basic and diluted share, respectively, for the full fiscal year 2021.

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•	Avid reported $169.9 million in cash and cash equivalents as of April 30, 2021, an increase of $133.7 million from the end of the prior fiscal year. The increase in cash and cash equivalents as compared to fiscal 2020, is primarily due to $31.2 million generated from operations during the 2021 fiscal year, of which $17.9 million was generated during the fourth quarter. The fiscal 2021 balance also includes approximately $32.1 million in net proceeds which were raised during the third quarter in a follow-on underwritten equity financing, as well as approximately $138.5 million in net proceeds raised during the fourth quarter in an offering of 1.25% convertible senior notes.

More detailed financial information and analysis may be found in Avid Bioservices’ Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	Signed multiple new orders during the fourth quarter, totaling approximately $26 million. These projects span all areas of the business, from process development to commercial manufacturing. During fiscal 2021, the company signed new business orders for approximately $148 million as compared to $80 million during fiscal 2020. Additionally, the company signed eight new customers in fiscal 2021, a significant increase over fiscal 2020.

•	Completed an offering of 1.25% convertible senior notes during the fourth quarter, raising net proceeds of $138.5 million, after deducting initial purchaser discounts and other debt issuance related expenses. The company used approximately $12.8 million to purchase capped call transactions with certain financial institution counterparties in connection with the issuance of the convertible senior notes and approximately $40.5 million in April 2021 to redeem all of the company’s previously outstanding 10.5% Series E Convertible Preferred Stock. The company plans to use the remaining net proceeds for working capital and other general corporate purposes. The company may also use a portion of these funds for the acquisition of, or investment in, technologies, solutions or businesses that complement our existing capabilities, although it has no commitments to enter into any such acquisitions or investments at this time.

•	Two-part expansion of the Myford facility continues to progress according to plan. The first phase of the expansion, which was initiated during the second quarter of fiscal 2021, expands the production capacity of the company’s existing Myford North facility by adding a second downstream processing suite. The second phase, which was initiated during the fourth quarter of fiscal 2021, is designed to further expand capacity through the build out of a second manufacturing train, including both upstream and downstream processing suites within Myford South.

Combined, the company estimates that the first and second phases of this expansion will result in a total revenue generating capacity of up to $270 million annually.  While the company believes that this expansion is critical to its ability to service the future needs of its customers, Avid presently has adequate capacity to accommodate current demand.

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Conference Call

Avid will host a conference call and webcast this afternoon, June 29, 2021, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: https://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the ongoing COVID-19 pandemic will adversely affect our or our customers’ business and operations, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that the company may experience technical difficulties in completing client projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services which could adversely affect guided fiscal 2022 revenues, and the risk that the completion of one or both phases the of the Myford expansion may be delayed, may cost more than anticipated or may not increase revenue generating capacity by the amounts contemplated. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2021, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive INCOME (loss)

(In thousands, except per share information)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2021	2020	2021	2020
Revenues	$27,606	$12,550	$95,868	$59,702
Cost of revenues	19,463	13,849	66,561	55,770
Gross profit (loss)	8,143	(1,299)	29,307	3,932

Operating expenses:
Selling, general and administrative	5,055	3,528	17,064	14,517
Loss on lease termination	–	–	–	355
Total operating expenses	5,055	3,528	17,064	14,872

Operating income (loss)	3,088	(4,827)	12,243	(10,940)
Interest and other income, net	63	60	133	482
Interest expense	(1,160)	(1)	(1,164)	(8)
Net income (loss)	$1,991	$(4,768)	$11,212	$(10,466)

Comprehensive income (loss)	$1,991	$(4,768)	$11,212	$(10,466)
Series E preferred stock accumulated dividends	(1,211)	(1,442)	(4,455)	(4,686)
Impact of Series E preferred stock redemption	(3,439)	–	(3,439)	–
Net income (loss) attributable to common stockholders	$(2,659)	$(6,210)	$3,318	$(15,152)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.04)	$(0.11)	$0.06	$(0.27)
Diluted	$(0.04)	$(0.11)	$0.06	$(0.27)

Weighted average common shares outstanding:
Basic	60,927	56,482	58,222	56,326
Diluted	63,142	56,482	59,426	56,326

- Continued -

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avid bioservices, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	April 30, 2021	April 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$169,915	$36,262
Accounts receivable	18,842	8,606
Contract assets	6,112	3,300
Inventory	11,871	10,883
Prepaid expenses	1,064	712
Total current assets	207,804	59,763
Property and equipment, net	37,455	27,105
Operating lease right-of-use assets	18,691	20,100
Restricted cash	350	350
Other assets	1,210	302
Total assets	$265,510	$107,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,257	$5,926
Accrued payroll and related costs	8,794	3,019
Contract liabilities	50,769	29,120
Current portion of operating lease liabilities	1,355	1,228
Note payable	–	4,379
Other current liabilities	761	808
Total current liabilities	70,936	44,480

Convertible senior notes, net	96,949	–
Operating lease liabilities, less current portion	19,889	21,244
Total liabilities	187,774	65,724

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares and 1,648 shares issued and outstanding at respective dates	–	2
Common stock, $0.001 par value; 150,000 shares authorized; 61,069 and 56,483 shares issued and outstanding at respective dates	61	56
Additional paid-in capital	637,534	612,909
Accumulated deficit	(559,859)	(571,071)
Total stockholders’ equity	77,736	41,896
Total liabilities and stockholders’ equity	$265,510	$107,620

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